Exhibit 16.1

February 28, 2022

Securities and Exchange Commission

100 F. Street. N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements of Genufood Energy Enzymes Corp. including under Item 4.01 of its Form 8-K dated February 23, 2022, and we agree with such statements pertaining our Firm. But we have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ DYH & Company

DYH & Company

Brea, California